As filed with the Securities and Exchange Commission on January 3, 2022

Registration No. 033-63687

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FEDERAL REALTY INVESTMENT TRUST

(Exact name of registrant as specified in its charter)

Maryland	87-3916363
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

909 Rose Ave

Suite 200

North Bethesda, Maryland 20852

Telephone: (301) 998-8100

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Dawn M. Becker, Executive Vice President, General Counsel and Secretary

Federal Realty Investment Trust

909 Rose Ave

Suite 200

North Bethesda, Maryland 20852

Telephone: (301) 998-8100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Justin J. Bintrim, Esq.

Pillsbury Winthrop Shaw Pittman LLP

1200 Seventeenth Street N.W.

Washington, D.C. 20036

(202) 663-8000

Approximate date of commencement of proposed sale of the securities to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) to the Registration Statement on Form S-3 (File No. 033-63687) (the “Registration Statement”) filed with the Securities and Exchange Commission on October 25, 1995 is being filed to deregister all securities that were registered for issuance on the Registration Statement and remain unsold thereunder.

On December 2, 2021, the entity then known as Federal Realty Investment Trust (the “Predecessor”), announced that it intended to implement a corporate reorganization into a new holding company structure commonly referred to as an Umbrella Partnership Real Estate Investment Trust, or UPREIT. Also on December 2, 2021, in connection with such intended reorganization, the Predecessor entered into a Merger Agreement and Plan of Reorganization (the “Merger Agreement”) with FRT Holdco REIT (“New FRT”), which was at that time a wholly-owned subsidiary of the Predecessor, and FRT Merger Sub REIT (“Merger Sub”), which was at that time a wholly-owned subsidiary of New FRT. Effective as of 12:00 a.m. on January 1, 2022, pursuant to the terms of the Merger Agreement, Merger Sub merged with and into the Predecessor, with the Predecessor being the surviving entity and becoming a wholly-owned subsidiary of New FRT (the “Merger”). At the effective time of the Merger, each outstanding capital share of the Predecessor was converted on a one-for-one basis into an equivalent capital share of New FRT. In connection with the Merger, New FRT changed its name to Federal Realty Investment Trust, the former name of the Predecessor, and became the successor issuer to the Predecessor pursuant to Rule 12g-3 under the Securities Exchange Act of 1934.

As a result of the Merger, the Predecessor terminated all offers and sales of its securities registered for issuance on the Registration Statement that remained unsold thereunder as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment to a Registration Statement on Form S-3 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of North Bethesda, State of Maryland, on January 3, 2022.

FEDERAL REALTY INVESTMENT TRUST

By:	/s/ Dawn M. Becker
Dawn M. Becker
Executive Vice President-General Counsel and Secretary

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Donald C. Wood Donald C. Wood	Chief Executive Officer of the Registrant (principal executive officer) and Trustee of Federal Realty Investment Trust	January 3, 2022

/s/ Daniel Guglielmone Daniel Guglielmone	Executive Vice President-Chief Financial Officer and Treasurer of the Registrant (principal financial and accounting officer)	January 3, 2022

/s/ David W. Faeder David W. Faeder	Trustee and Non-Executive Chairman of Federal Realty Investment Trust	January 3, 2022

/s/ Elizabeth I. Holland Elizabeth I. Holland	Trustee of Federal Realty Investment Trust	January 3, 2022

/s/ Nicole Y. Lamb-Hale Nicole Y. Lamb-Hale	Trustee of Federal Realty Investment Trust	January 3, 2022

/s/ Anthony P. Nader III Anthony P. Nader III	Trustee of Federal Realty Investment Trust	January 3, 2022

/s/ Mark S. Ordan Mark S. Ordan	Trustee of Federal Realty Investment Trust	January 3, 2022

/s/ Gail P. Steinel Gail P. Steinel	Trustee of Federal Realty Investment Trust	January 3, 2022

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